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                                                                    Exhibit 23.6

                       [JANNEY MONTGOMERY SCOTT LLC LOGO]

                     Consent of Janney Montgomery Scott LLC

   We hereby consent to the use of a form of our opinion letter to the Board of Directors of Community Bank System, Inc. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Community Bank System, Inc. and First Liberty Bank Corp.

   In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /s/ Janney Montgomery Scott LLC

                                          Janney Montgomery Scott LLC

February 1, 2001